Exhibit 10.1
February 22, 2007
D. Michael Keenan
1135 Bellview Road
McLean, VA 22102
      Re:     Separation Agreement
Dear Mr. Keenan:
     This letter (“Separation Agreement”) sets forth our understanding with respect to the termination of your service as Chief Executive Officer of Global Telecom & Technology, Inc. (the “Company”) and in any other offices and positions you hold as an employee with respect to the Company and any of its affiliated entities and subsidiaries pursuant to the Employment Agreement dated October 15, 2006 between you and the Company (the “Employment Agreement”). Your last day of employment shall be February 23, 2007 (the “Separation Date”). We have also agreed that you will remain as a director of the Company (subject to shareholder approval requirements) until such time as your direct ownership interest in the Company represents less than five percent (5%) of the outstanding shares of common stock of the Company (excluding warrants and stock options), following which time you agree to resign from the Company’s Board of Directors immediately upon request from the Chairman.
Separation Payments and Benefits
     We have both agreed that you will receive payment of your base salary, plus any earned but unused vacation, through the Separation Date. In addition, the Company will, consistent with its normal payroll cycle and benefit administration processes as applicable to its employees, continue to pay your salary and make health benefits available to you for a period of twelve (12) months from the Separation Date (“Severance Period”). At the conclusion of the Severance Period, you will be eligible to continue your health coverage pursuant to COBRA, and you will be provided with notice about your rights under COBRA at that time. You will also receive a bonus payment in cash equal to $166,667, payable upon the earlier of the expiration of the Severance Period or such time as the Company awards bonuses to its executives with respect to its 2007 fiscal year. Finally, we have agreed that your grant of restricted stock as contemplated in the Employment Agreement shall vest in full at the same time as the bonus is paid pursuant to the preceding sentence (but in any event shall vest no later than the last day of the Severance Period) in lieu of the vesting schedules set forth in Section 5.4 of the Employment Agreement and in the associated restricted stock agreement. The Company may withhold from any amounts payable under this Separation Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Waivers and Releases
     By our mutual signatures below, we have agreed that: (i) the Company will have no further obligations under the Employment Agreement to make payments of money in the form of salary, bonus, or otherwise, benefit contributions, transfers of stock or other things of value (including, but not limited to, perquisites) except as provided in this Separation Agreement; and (ii) the Company shall have no liability with respect to termination of your employment except as expressly set forth herein.
     In exchange for the payments and benefits set forth herein, you hereby release, acquit and forever discharge the Company and its subsidiaries and affiliates, and each of their respective officers, directors, associates, agents, employees, attorneys, shareholders, successors, assigns and affiliates, past present and future, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to your employment (including termination thereof) at any time up to and including the Separation Date.
     Without limitation of the foregoing releases, you acknowledge that you knowingly and voluntarily waive and release any rights you may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and that the consideration given for the waiver and releases herein is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Separation Agreement; (b) you should consult with an attorney prior to signing this Separation Agreement (although you may choose voluntarily not to do so); (c) you have twenty-one (21) days to consider this Separation Agreement (although you may choose voluntarily to execute this Separation Agreement earlier); (d) you have seven (7) days following the date you sign this Separation Agreement to revoke the Separation Agreement by providing written notice of such revocation to the Company’s General Counsel; and (e) this Separation Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Separation Agreement is signed by you.
     Notwithstanding the foregoing, this release of claims does not include a release of any claims you may have for workers’ compensation or unemployment insurance benefits, for claims arising out of the Stock Purchase Agreement, dated May 23, 2006, as amended, the two Promissory Notes each dated October 15, 2006, the two Escrow Agreements each dated October 15, 2006, or for the Company’s failure to comply with this Separation Agreement.
     To the Company’s actual knowledge, based upon facts known to it as of the Separation Date without further inquiry or investigation, there is no claim arising since October 15, 2006 through the Separation Date with respect to your employment by the Company. Nothing in the preceding sentence shall be construed to waive any rights the Company may have with respect to claims relating to or arising out of the Stock Purchase Agreement, dated May 23, 2006, as amended, or any failure on your part to comply with this Separation Agreement.

Cooperation and Post-Employment Obligations
     Until March 31, 2007, the Company will retain the files existing as of the Separation Date on your computer and your laptop, as well as the files and records existing in your voice-mail and e-mail accounts as of the Separation Date. During that period of time, the Company will provide you with reasonable access to the computer, laptop, and voicemail and e-mail accounts to review and make hard copies or electronic copies of personal files, documents, and e-mail, including, for example, copies of the Stock Purchase Agreement and related documents, documents related to your compensation and benefits during your employment with the Company, and Outlook contacts. Such access shall be provided on the Company’s premises during normal business hours, and the Company shall be entitled to review all copies that you wish to remove from the premises prior to such removal. The Company will arrange to permit you to receive voicemail and review e-mails that come in after the Separation Date for a reasonable period of time, not to be less than a period of two weeks.
     You agree to cooperate fully, at the Company’s request, to promptly sign and execute all documents and to do all such deeds, acts and things as the Company may reasonably request, which may be necessary or appropriate to effectuate the termination of your employment and affiliation with the Company and its affiliated entities. The Company agrees that it is responsible for drafting for your review any public filings necessitated by the termination of your employment with the Company. The Company will indemnify you for all actions within the authorized course and scope of your employment with the Company (for the length of your employment with the Company) to the extent permitted by the Company’s by-laws as in effect on the signing of this Separation Agreement. The Company shall take no actions to remove you from coverage under the Company’s directors’ and officers’ liability insurance policy as in effect on the Separation Date. You shall continue to be covered under such policy and any replacement policy to the extent the terms of such policies cover former officers and directors. You agree not to defame or disparage the Company, its affiliates, its shareholders, directors, officers, employees, or business or employment practices at any time. Notwithstanding the foregoing, you will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company agrees to instruct its Board of Directors and officers not to defame or disparage you at any time. You will have final approval of the Press Release that is issued by the Company regarding the termination of your employment.
     We both further hereby agree and reaffirm our mutual intent to be bound, as applicable, by all terms and conditions of the Employment Agreement following its termination (including, but not limited to, the Executive Assignment of Inventions and Confidentiality Agreement) pursuant to Section 7.8 of the Employment Agreement.
Miscellaneous
     This Separation Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the termination of your employment. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. You agree that neither this Separation Agreement nor performance hereunder constitutes an admission by the Company of any violation of any federal, state or local law, regulation, common law, of any breach of any contract or any other wrongdoing of any type. This Separation Agreement may not be modified or amended except in a writing signed by both you and the Company’s Executive Chairman or Chief Executive Officer at that time. This Separation Agreement shall bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Separation Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Separation Agreement and the provision in question shall be modified by the court so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.
     This Separation Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws. Any ambiguity in this Separation Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Separation Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach.
     If this Separation Agreement is acceptable to you, please sign below and return the original to me as promptly as possible, but in any event no later than twenty-one (21) days after you receive this document. We thank you for your attention to this correspondence, and we wish you the best in your future endeavors.

Sincerely,
/s/ H. Brian Thompson
H. Brian Thompson
Executive Chairman

BY SIGNING THIS SEPARATION AGREEMENT BELOW, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL OF THE PROVISIONS OF THIS SEPARATION AGREEMENT AND VOLUNTARILY ENTER INTO THIS SEPARATION AGREEMENT.

AGREED AND ACCEPTED:
/s/ D. Michael Keenan
D. Michael Keenan